Exhibit 99.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
UNDER SECTION 111(b)(4) OF EESA

I, Merrill W. Sherman, Chief Executive Officer of Bancorp Rhode Island, Inc. (the “Company”) certify, based on my knowledge, that:

(i) The compensation committee of the Company has identified and limited during the period beginning June 15, 2009 and ending August 5, 2009, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and identified any features in the employee compensation plans that pose risks to the Company and limited those features to ensure that the Company is not unnecessarily exposed to risks;

(ii) The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) above;

(iii) The compensation committee of the Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company; (B) Employee compensation plans that unnecessarily expose the Company to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(iv) The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (“bonus payments”), of the SEOs and twenty next most highly compensated employees be subject to a recovery or ‘‘clawback’’ provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(v) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending August 5, 2009;

(vi) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending on August 5, 2009;

(vii) The Company is not required to establish, nor has the board of directors of the Company established, an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA;

(viii) The Company is not required to permit a non-binding shareholder resolution on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending on August 5, 2009, but has voluntarily provided for such a resolution with respect to 2009 SEO compensation in its proxy statement for its 2010 annual shareholders meeting;

(ix) The Company will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending on August 5, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (v);

(x) The Company will disclose whether the Company’s board of directors or the compensation committee of the Company has engaged during the period beginning on June 15, 2009 and ending on August 5, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xi) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending on August 5, 2009;

(xii) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xiii) The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEO’s ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xiv) As a result of the Company’s. repurchase of preferred stock on August 5, 2009 which stock was originally issued in connection with the Treasury’s Capital Purchase Program, the undersigned reasonably believes that the certifications set forth in 31 C.F.R. 30.15 which are not contained herein are not required to be so contained.

(xv) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: April 23, 2010	By:	/s/ Merrill W. Sherman
Merrill W. Sherman
Chief Executive Officer